Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN NAMES STEPHEN E. PIRNAT AS CHIEF EXECUTIVE OFFICER

SEATTLE, WA – December 11, 2014 -- ClearSign Combustion Corporation (NASDAQ: CLIR) (“ClearSign”), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, announced today that its Board of Directors has appointed Board member Stephen E. Pirnat as ClearSign’s Chairman and Chief Executive Officer, replacing Richard F. Rutkowski, who resigned his officer and director positions with ClearSign on December 10, 2014. Until Mr. Pirnat assumes office, James N. Harmon, ClearSign’s Chief Financial Officer, will act as interim President (principal executive officer).

Mr. Pirnat, who joined the ClearSign Board of Directors in November of 2011, has extensive experience in the energy supply and services sector, including as the former President and CEO of the John Zink Company, LLC, a subsidiary of Koch Industries and a global leader in the supply of combustion and environmental equipment to the refining, petrochemical, production/exploration and utility industries.

“Steve is a transformational leader with a proven track record of building shareholder value through the development and successful commercialization of innovative products and a focus on operational excellence," said ClearSign Director, Scott Isaacson. "The board believes he is ideally suited to lead this next phase of ClearSign's development as ClearSign continues its transition from a development phase into a product and customer focus. Steve's experience makes him the ideal candidate to lead ClearSign forward."

At John Zink, Mr. Pirnat oversaw a period of rapid growth both in revenue and profitability, driven by several new product innovations and multiple synergistic acquisitions.

"I am honored to have been asked by the Board to lead ClearSign into the next phase of its growth," said Pirnat. "The opportunities for ClearSign's game-changing technologies are immense, and I am very excited to be a part of it."

Commenting on the transition, Scott Isaacson added, "On behalf of ClearSign and the Board, I want to express our heartfelt gratitude to Rick for his vision. From little more than a revolutionary idea when ClearSign was founded in 2008, through a period of rapid development of both technology and intellectual property, Rick's efforts have enabled ClearSign to build a foundation upon which to grow."

ClearSign Names Stephen E. Pirnat as CEO

Mr. Pirnat was most recently Managing Director of Europe, the Middle East and African operations at Quest Integrity Group, a division of Team Industrial Services, a provider of asset integrity management and asset reliability solutions in the refinery, chemical, petrochemical, pipeline and power industries worldwide. From 2009 to 2011, he was President of Quest Integrated Inc., a technology incubator and boutique private equity firm. From 2000 to 2009, Mr. Pirnat served as President & CEO of the John Zink Company, LLC, a wholly owned subsidiary of Koch Industries and a worldwide leader in the supply of combustion and air pollution control equipment to the energy industry. Mr. Pirnat, a long-time executive with Ingersoll-Rand and Ingersoll-Dresser Corporation, went to John Zink from a previous post as President & CEO of Pangborn Corporation, a leading supplier of surface preparation equipment and associated services to the automotive and aircraft industries. Mr. Pirnat began his career as an applications engineer with the Pump and Condenser Group of Ingersoll-Rand, where he advanced through a variety of sales, marketing, engineering, and operational positions with that company and its successor, Ingersoll-Dresser. These positions included Vice President of Ingersoll-Rand’s Standard Products Division, Vice President of Marketing for Ingersoll-Dresser Pumps, President of Ingersoll-Dresser Pumps Canada Ltd., and Vice President & General Manager of Ingersoll-Rand Engineered Equipment Division. Mr. Pirnat received a BSc. in Mechanical Engineering from the New Jersey Institute of Technology.

Mr. Pirnat will be based at ClearSign headquarters in Seattle.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Duplex™ Tile and Electrodynamic Combustion Control™ (ECC™) platform technologies improve control of flame shape and heat transfer and optimize the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about ClearSign, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

ClearSign Names Stephen E. Pirnat as CEO

CONTACTS:

Media Contact:

Alberto Gestri

Antenna Group for ClearSign

(415) 464-6319

clearsign@antennagroup.com

Investor Relations:

(206) 673-4848

investors@clearsigncombustion.com